Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

June 27, 2023

Maui Land & Pineapple Company, Inc.

200 Village Road, Lahaina

Maui, Hawaii 96761

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Maui Land & Pineapple Company, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (as such may be amended or supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission on June 27, 2023 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration under the Securities Act of up to an additional 500,000 shares (the “Shares”) of the Company’s common stock pursuant to the Maui Land & Pineapple Company, Inc. 2017 Equity and Incentive Award Plan (the “2017 Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, in the form filed as Exhibit 3.1 to the Registration Statement, (iii) the Company’s Bylaws in the form filed as Exhibit 3.2 to the Registration Statement, and (iv) originals or copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials, and the due authorization, execution and delivery by all persons other than by the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Subject to the foregoing, and the other matters set forth herein, it is our opinion that the Shares, when issued and sold in accordance with the terms of the 2017 Plan, and the related award agreements, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof, and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Maui Land & Pineapple Company, Inc.

June 27, 2023

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.